EXHIBIT 23.1

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108306, 333-66171, 333-39155 and 333-151416) pertaining to the XOMA Ltd. 1981 Share Option Plan, the XOMA Ltd. Restricted Share Plan, the XOMA Ltd. Management Incentive Compensation Plan, the XOMA Ltd. 1992 Directors Share Option Plan, the XOMA Ltd. 2002 Director Share Option Plan, the XOMA Ltd. 1998 Employee Share Purchase Plan, and the XOMA Ltd. 2007 CEO Share Option Plan and in thd Registration Statements on Form S-3 (Nos. 333-112161, 333-60503, 333-148342) and the related Prospectuses of XOMA Ltd., of our report dated March 10, 2009, except for the second to fifth paragraphs of Note 1 and Note 10 as to which the date is December 22, 2009, with respect to the consolidated financial statements of XOMA Ltd., included in this Current Report on Form 8-K dated December 22, 2009.

/s/ Ernst & Young LLP

Pola Alto, California
December 22, 2009